Exhibit  21.1

Subsidiaries – as of December 31, 2010

Company Name	State or country of incorporation or organization	Voting percent owned directly or indirectly by registrant	Notes
Kuong U Science & Technology (Group) Ltd.	Macau, People’s Republic of China	100%	1% held in trust by Wensheng Chen for purposes of registration in Macau
Nanyang Universal Solar Technology Co., Ltd.	People’s Republic of China	100%